Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REAFFIRMS GUIDANCE FOR FY 2008 AND FOR THE

DECEMBER 2007 QUARTER AT ANNUAL INVESTOR DAY

Webcasts Investor Day Meeting Today

VALLEY FORGE, PA, December 11, 2007 – AmerisourceBergen Corporation (NYSE: ABC) today will reaffirm its previous first quarter and full fiscal year 2008 guidance at its Investor Day Meeting in New York City. The Company is hosting a webcast of the meeting today beginning at 12:30 pm Eastern Standard Time.

The Company continues to expect diluted earnings per share for fiscal year 2008 to be in the range of $2.77 to $2.95. The diluted earnings per share range represents an increase of approximately 13 percent to 20 percent over the $2.46 earnings per share from continuing operations for fiscal year 2007, which excludes the $0.09 benefit from special items and the $0.08 contribution from PharMerica Long-Term Care, a business spun off July 31, 2007.

Also unchanged are the key assumptions supporting the Company’s diluted earnings per share expectations for fiscal year 2008, which are: operating revenue growth between 5 percent and 7 percent; operating margin expansion in the Pharmaceutical Distribution segment; and free cash flow in the range of $450 million to $525 million, which includes capital expenditures of approximately $125 million. The Company also anticipates spending $400 million to $500 million to repurchase its common shares during fiscal year 2008.

AmerisourceBergen continues to expect diluted earnings per share in the December quarter of fiscal 2008, its fiscal first quarter, to be similar to the same quarter last fiscal year, which was $0.62, excluding the impact of special items and the contribution from PharMerica Long-Term Care, due primarily to the anticipated shift of price increases by a major branded pharmaceutical manufacturer from the December to the March quarter, as well as fewer generic launches and a slower flu season compared with last year’s December quarter. Operating revenue growth in the December quarter is expected to be below the 5 percent to 7 percent range expected for the entire 2008 fiscal year due to the negative impact from lower sales of anemia pharmaceuticals, the loss of a large specialty customer because of its acquisition by a competitor, and the Company’s loss of a large retail customer in January 2007.

AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 pm Eastern Standard Time through approximately 3:00 pm. Participating in the meeting will be: R. David Yost, President and Chief Executive Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer; Terrance P. Haas, Executive Vice President and Chief Integration Officer and Steven H. Collis, Executive Vice President and President AmerisourceBergen Specialty Group. To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com. A replay of the webcast will be available for 30 days.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving primarily the United States and Canada. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $66 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 11,500 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances, (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring, or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; the inability of the Company to successfully complete any transaction that the Company may wish to pursue from time to time; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; any operating problems and/or cost overruns that may be associated with the implementation of an enterprise resource planning system; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

###